Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF FISCAL YEAR 2013 AND INCREASES GUIDANCE FOR FISCAL YEAR 2013

MENLO PARK, CA – January 2, 2013 -- Landec Corporation (Nasdaq: LNDC), today reported results for the second quarter and first half of fiscal year 2013.  Revenues for the second quarter of fiscal year 2013 increased by 41% to $114.7 million compared to revenues of $81.6 million for the second quarter of fiscal year 2012.  Net income increased by 167% to $8.9 million, or $0.34 per share, compared to net income of $3.3 million, or $0.13 per share, during the second quarter of fiscal year 2012.  Revenues for the first six months of fiscal year 2013 increased by $61.9 million, or 40%, to $216.7 million compared to revenues of $154.9 million for the same period a year ago.  Net income for the first six months increased by 158% to $13.3 million or $0.50 per diluted share compared to net income of $5.2 million or $0.20 per diluted share for the same period last year.

Revenues and net income for the second quarter and the first half of fiscal year 2013 reflect strong operating results in our fresh-cut specialty packaged food subsidiary, Apio, Inc.’s value-added business that includes GreenLine Holding Company (“GreenLine”), which was acquired in April 2012, and Apio’s export business.  In addition to the strong operating results, the Company concluded at the end of the second quarter of fiscal year 2013, based on GreenLine’s revenues for the first eleven months of calendar year 2012 and projections for December of 2012, that the required revenue target to meet the minimum earn-out payment to the former GreenLine owners, a target derived from the revenue projections of the former owners of GreenLine, will not be met.  As a result, the $3.9 million earn-out liability recorded at the close of the GreenLine acquisition was reversed as of November 25, 2012 and the corresponding increase in operating income is reflected on the Consolidated Condensed Statements of Income under the caption “Change in value of contingent consideration” in this release (see Question 5 in the Questions and Answers section for more details).  Also today, as reported in a separate release by Landec, the Company has restated its financial statements for the first quarter of fiscal year 2013 to reflect a $2.9 million increase in the previously reported fair market value of Windset Holdings 2010 Ltd. (“Windset”).

Gary Steele, Landec’s Chairman and CEO, commented, “We had an excellent second quarter and first half of fiscal year 2013, achieving revenue growth of 41% and 40%, respectively, and net income growth of 49% and 81%, respectively, before including the $3.9 million non-recurring earn-out adjustment.  The second quarter and first half operating highlights include: (1) growing our Apio food business unit volume sales by 20% and 21%, respectively, compared to the industry category growth of 9%, (2) increasing Apio’s gross margin during both the second quarter and first six months of fiscal year 2013 compared to the same periods last year, (3) increasing Apio’s export revenues by 16% and 17%, respectively, while maintaining margins, (4) achieving GreenLine’s earning expectations for the second quarter and first six months of fiscal year 2013 despite lower revenues than originally expected due to the summer drought and underperformance of a few new products, (5) completing our ERP systems integration work generating operating efficiencies from the GreenLine acquisition, (6) launching the first in our family of super food products with significant initial nationwide demand, (7) our strategic partner Windset initiating construction of an additional 64 acres of hydroponic greenhouses in Santa Maria, California which will double Windset’s capacity in California, and (8) initiating shipments of new products recently approved by the FDA at Lifecore Biomedical, Inc., Landec’s biomaterials subsidiary.  Our second quarter was one of the most productive operating quarters in Landec’s history.”

Guidance for Fiscal Year 2013

As reflected in our financial results, Landec had a very good first half of fiscal year 2013 with revenue growth of 40% and net income growth of 158% compared to the same period last year.  Our original guidance for all of fiscal year 2013 was to grow revenues by approximately 30% and net income by 25% to 35% compared to fiscal year 2012.  Based on the results for the first half of fiscal year 2013, and barring any major adverse financial impact from winter weather in our food business, we now expect revenues to grow 33% to 38% and net income to grow 60% to 70%, which includes the additional $3.9 million, or $0.15 per share, from the non-recurring earn-out adjustment.  In addition, we expect to generate $20 million to $25 million in cash flow from operations and we expect to spend approximately $8.0 million to $9.0 million in capital expenditures, slightly higher than the $7.5 million to $8.0 million in our original guidance for fiscal year 2013.

Second Quarter Results

Revenue growth of $33.1 million during the second quarter of fiscal year 2013 compared to the second quarter of last year was due to (1) $24.3 million of revenues from GreenLine, (2) a $7.6 million increase in revenues in Apio’s non-GreenLine value-added businesses, which includes Apio Cooling and Apio Packaging, and (3) a $3.9 million increase in Apio’s export revenues due to a 3% increase in export unit volume sales and favorable pricing.  The second quarter growth of $7.6 million in Apio’s non-GreenLine value-added businesses resulted primarily from a year-over-year 20% increase in unit volume sales of fresh-cut specialty packaged products due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category.  These increases in revenue were partially offset by a $1.5 million decrease in revenues at Lifecore due primarily to product shipments that had historically occurred during the Company’s second quarter being delayed until the third quarter this year and a $1.2 million decrease in Corporate revenues primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

For the second quarter of fiscal year 2013, net income increased $5.6 million, or 167%, due to a $9.6 million net increase in Apio’s pre-tax income.  The increases in Apio’s pre-tax income were comprised of: (1) the $3.9 million non-recurring reversal of the GreenLine earn-out liability, (2) $5.3 million from GreenLine, and (3) a $1.3 million increase from Apio’s non-GreenLine value-added and export businesses, partially offset by interest and financing expenses and amortization expenses associated with the acquisition of GreenLine.  The $9.6 million net increase in Apio’s pre-tax income was partially offset by: (1) a $1.3 million reduction in license fees from the termination of the Monsanto license agreement, (2) a $2.1 million decrease in pre-tax income at Lifecore due primarily to product shipments that had historically occurred during the Company’s second quarter being delayed until the third quarter this year, and (3) an $871,000 increase in the income tax expense.

Six Months Results

Revenue growth of $61.9 million during the first six months of fiscal year 2013 compared to the same period last year was due to (1) $44.3 million of revenues from GreenLine, (2) a $12.9 million increase in revenues in Apio’s non-GreenLine value-added businesses, and (3) a $7.9 million increase in Apio’s export revenues due to a 3% increase in export unit volume sales and very favorable pricing.  The first half growth of $12.9 million in Apio’s non-GreenLine value-added businesses resulted primarily from a year-over-year 21% increase in unit volume sales of fresh-cut specialty packaged products due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category.  These increases in revenue were partially offset by a $643,000 decrease in revenues at Lifecore due primarily to product shipments that had historically occurred during the Company’s second quarter being delayed until the third quarter this year and a $2.6 million decrease in Corporate revenues primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

For the first half of fiscal year 2013, net income increased $8.1 million, or 158% compared to the same period last year, due to a $15.4 million net increase in Apio’s pre-tax income.  The increases in Apio’s pre-tax income were comprised of: (1) the $3.9 million non-recurring reversal of the GreenLine earn-out liability, (2) $6.5 million from GreenLine, (3) a $2.7 million increase from Apio’s non-GreenLine value-added and export businesses, and (4) a $4.1 million increase in the fair market value of our Windset investment compared to the increase in Windset Farm’s fair market value during the first six months of last year (see Question 2 in the Questions and Answers section for more details).  These increases in Apio's pre-tax income were partially offset by interest and financing expenses and amortization expenses associated with the acquisition of GreenLine.  The $15.4 million net increase in Apio’s pre-tax income was partially offset by: (1) a $2.7 million reduction in license fees from the termination of the Monsanto license agreement, (2) a $2.7 million decrease in pre-tax income at Lifecore due primarily to product shipments that had historically occurred during the Company’s second quarter being delayed until the third quarter this year, and (3) a $2.3 million increase in the income tax expense.

Landec ended the second quarter of fiscal year 2013 with $6.8 million in cash and marketable securities.  During the first six months of fiscal year 2013, cash and marketable securities decreased by $15.4 million due primarily to (1) capital expenditures of $3.3 million for property, plant and equipment, (2) principal debt payments of $7.3 million, and (3) the full earn-out payment of $10 million related to the acquisition of Lifecore.  These decreases were partially offset by cash flow from operations and the tax benefits from stock based compensation.  At November 25, 2012, the Company had $19.7 million available to borrow under its lines of credit.

Landec Second Quarter 2013 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, January 3, 2013 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2013.  Interested parties have the opportunity to listen to the conference call live on the Internet on Landec's web site at www.Landec.com/earningscall. A replay of the webcast will be available for 30 days.  Additionally, investors can listen to the call by dialing (866) 244-4637 or (703) 639-1179 at least 5 minutes prior to the start.  A replay of the call will be available through Thursday, January 10, 2013 by calling (888) 266-2081 or (703) 925-2533, code #1600693.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands Eat Smart and GreenLine, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide.  In addition, Landec will periodically work with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2012 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 25, 2012	May 27, 2012
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$6,815	$22,177
Accounts and income taxes receivable, net	40,929	32,321
Inventories, net	24,402	22,011
Prepaid expenses and other current assets	5,090	4,654
Total Current Assets	77,236	81,163

Property and equipment, net	63,443	63,495
Intangible assets, net	108,096	108,605
Investments in non-public companies	27,545	22,293
Other assets	1,792	2,136
Total Assets	$278,112	$277,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$26,369	$23,420
Accrued compensation	4,559	5,782
Other accrued liabilities	4,513	18,642
Deferred revenue	246	162
Lines of credit	7,500	11,666
Current portion of long-term debt	7,035	7,012
Total Current Liabilities	50,222	66,684

Long-term debt	37,192	40,305
Deferred taxes	21,076	18,037
Other non-current liabilities	1,862	1,108

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	122,981	119,894
Retained earnings	43,101	29,822
Total Stockholders' Equity	166,108	149,742
Non controlling interest	1,652	1,816
Total Equity	167,760	151,558
Total Liabilities and Stockholders’ Equity	$278,112	$277,692

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 25,	November 27,	November 25,	November 27,
	2012	2011	2012	2011
Revenues:
Product sales	$114,091	$80,765	$215,394	$153,086
Services revenues	563	805	1,334	1,785
Total revenues	114,654	81,570	216,728	154,871

Cost of revenue:
Cost of product sales	95,707	67,894	183,371	129,163
Cost of services revenues	488	666	1,135	1,448
Total cost of revenue	96,195	68,560	184,506	130,611

Gross profit	18,459	13,010	32,222	24,260

Operating costs and expenses:
Research and development	2,113	2,337	4,317	4,670
Selling, general and administrative	9,186	6,464	17,742	12,508
Change in value of contingent consideration	(3,933)	—	(3,933)	—
Total operating costs and expenses	7,366	8,801	18,126	17,178
Operating income	11,093	4,209	14,096	7,082

Dividend income	281	281	563	563
Interest income	33	81	58	157
Interest expense	(498)	(163)	(1,039)	(340)
Other income (expense)	983	1,079	5,241	1,088
Net income before taxes	11,892	5,487	18,919	8,550
Income taxes	(2,920)	(2,049)	(5,484)	(3,159)
Consolidated net income	8,972	3,438	13,435	5,391
Non controlling interest	(59)	(98)	(156)	(239)
Net income available to common stockholders	$8,913	$3,340	$13,279	$5,152

Diluted net income per share	$0.34	$0.13	$0.50	$0.20

Shares used in diluted per share computations	26,539	26,135	26,387	26,399

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 25, 2012
QUESTIONS AND ANSWERS

1)	Given your revised guidance for all of fiscal year 2013, how do the expected results break down between the third and fourth quarters?

Revenues for the third and fourth quarters should be close to the same amount.  Net income should also be fairly even, with the third quarter being slightly higher than the fourth quarter as a result of the shift of approximately $3.0 million of gross profit at Lifecore from the second quarter to the third quarter of fiscal year 2013.  It should be noted that when comparing this year’s third quarter results to last year’s third quarter results, we recorded $3.8 million during the third quarter of last year for the fair market value change in our Windset investment.  This year the amount we will record during the third quarter will be approximately $600,000 (see Table in Question #2 below).

2)
In the Company’s original guidance for Landec’s fiscal year 2013, what was the planned fair market value change for Windset by quarter and how does that compare to what has been recorded and what is planned to be recorded over the next two quarters?

The following is what the Company originally planned to recognize for the change in the fair market value of Windset by quarter during fiscal year 2013 and what has been recorded during the first two quarters and what is planned to be recorded during the last two quarters:

(in thousands)	Q1	Q2	Q3	Q4	Total
Originally planned	$1,200	$1,400	$1,600	$1,800	$6,000
Revised	4,296	956	600	648	6,500
Change	$3,096	$(444)	$(1,000)	$(1,152)	$500

(a) The change in the total amount is due to an increase in Windset’s 2013 net income projections.

(b) At the beginning of our fiscal year, the Company estimates the fair market value of our Windset investment based on the appraisal of a third party valuation firm.  For planning purposes, we spread any changes in the fair market value throughout the year, recognizing that there is a time value of money element in any value change.  However, we review our Windset investment periodically and whenever we become aware of changes in the assumptions underlying the valuation model (i.e., changes in financial forecasts for Windset, discount rates, etc.), we are required to update the valuation model at that point in time.  As a result, just like any other investment, changes in value can occur at points that differ from our annual plan.   This happened in the current quarter when we became aware of changes in assumptions that are inputs into the Windset valuation model.

For comparative purposes, the following is what the Company recognized for the change in Windset’s fair market value during fiscal year 2012:

(in thousands)	Q1	Q2	Q3	Q4	Total
Recorded FY2012	$53	$1,122	$3,551	$1,112	$5,838

In addition to the quarterly recognition of the increase in the Windset fair market value, the annual dividend of $1.1 million is recognized at $281,000 per quarter for both fiscal year 2012 and fiscal year 2013.

3)	How is the integration of GreenLine into Apio progressing?

The integration is going well and is ahead of our original plan.  We now have a single integrated ERP system in place which will result in significant efficiencies in the upcoming quarters.  We have paused our integration effort during our very busy holiday season. When efforts resume early this calendar year, the completion of the systems integration will allow us to offer “one stop shopping” to our customers which we expect can lead to new sales of Eat Smart products to GreenLine customers and new sales of GreenLine products to Eat Smart customers.

4)	Regarding the recent acquisition of GreenLine, what are the future annual savings from already realized operating synergies? What are potential other future savings for operating synergies?

We have already realized approximately $1.5 million of operating synergies on an annual basis as a result of general and administrative and purchasing cost savings.  Going forward, we see additional cost savings from operating synergies by utilizing GreenLine’s logistical distribution capabilities for Eat Smart products and by utilizing GreenLine’s East Coast operations to process Eat Smart products.  We also expect to reduce packaging and other manufacturing costs by using the combined economies of scale of the two market leaders in fresh-cut packaged vegetables and fresh-cut packaged green beans.

5)	Was any of the earn-out associated with the GreenLine acquisition earned?

No.  As part of our negotiations, GreenLine’s former owners projected growth in revenues for calendar year 2012 which were the basis for the target revenues to achieve the earn out.  Due primarily to planned new business during the last six months of calendar year 2012 that was not realized, Landec is projecting that the revenue target required to achieve the minimum earn out will not be met.  As a result, the $3.9 million liability recorded at the close of the acquisition was reversed at the end of our second quarter of fiscal year 2013 and the corresponding offset is recorded as a reduction of operating expenses in accordance with GAAP under the caption “Change in value of contingent consideration”.  This income adjustment is not subject to income taxes and therefore the entire $3.9 million, or $0.15 per share, is an increase to the Company’s net income for the three and six months ended November 25, 2012.  Through the first six months of fiscal year 2013, GreenLine is on track to achieve its planned net income for fiscal year 2013 which was included in our original earnings guidance.  We are very pleased with the performance of GreenLine especially given the impact the summer drought in the Midwest had on its business during the first quarter of fiscal year 2013.

6)	Is the fresh-cut produce category continuing to grow? How has the weather been in California thus far this fiscal year?

For the twelve months ended October 2012, the fresh-cut produce category grew by 9.2% compared to Apio’s unit volume growth of 20.6% for the same period.  We are beginning to experience weather related sourcing issues in California but it is too early to determine the extent of the financial impact.

7) What is the status of Windset’s new Santa Maria, California operation?

Windset has been in full production with its first 64 acres of greenhouses in Santa Maria since December of 2011 with different varieties of tomatoes.  Production performance has been exceeding Windset’s original expectations and in September 2012 they completed their second planting of tomatoes in all 64 acres.  They have recently started construction on the next 64 acres of greenhouses on their Santa Maria property adjacent to the first 64 acres.

During the first six months of fiscal year 2013, we have recognized a total of approximately $5.8 million in pre-tax income from our strategic investment in Windset which included $5.3 million from our portion of the increase in Windset’s recently completed fair market valuation and $563,000 of dividend income from our Windset preferred stock.

For the second half of fiscal year 2013, we expect to recognize approximately $1.2 million from our portion of the increase in Windset’s fair market value and $563,000 of dividend income from our Windset preferred stock.

For the full fiscal year 2013, we expect to recognize a total of $7.6 million in pre-tax income which includes $6.5 million from our portion of the increase in Windset’s fair market value and $1.1 million of dividend income from our Windset preferred stock.

Since February 15, 2011, the date of our original $15 million investment in Windset, we have recognized $13.8 million of pre-tax income.  We are very pleased with our 20% ownership and strategic investment in Windset and with the future prospects for Windset.

8)	What is the status of Landec’s license agreement with Chiquita?

Chiquita has elected, under the terms of the Chiquita license agreement, to go non-exclusive starting January 1, 2013 and as a result, Chiquita will not be required to pay the minimum gross profit for calendar year 2013.  As a result of the agreement becoming non-exclusive, Chiquita will pay the Company for packaging membranes purchased on a per unit sales basis and the Company is now entitled to sell its BreatheWay® packaging technology for bananas, avocados and mangos to others. If Chiquita continues to purchase membranes at its current rate and we are not successful in adding new partners, this change will result in a net income reduction of approximately $200,000 in fiscal year 2013 and approximately $750,000 in fiscal year 2014.

9)	What new products and/or programs does the Company plan to introduce during fiscal year 2013?

We intend to introduce a number of new products and product lines at Apio.  We also plan to expand offerings to customers of Lifecore primarily resulting from the recent clearance of customer products by the FDA.  Commercial shipments have begun for several of these products. In addition, we expect Windset to launch new BreatheWay packaged products for cucumbers and peppers and we plan to make progress on new packaging for extending the shelf-life of tomatoes.  Additionally, we recently entered into a new R&D agreement with Nitta Corporation, an existing Japanese licensing partner, in which we will be developing new applications for our adhesive technology during the second half of fiscal year 2013.  This R&D development program will result in $550,000 of R&D revenues and cash payments during the second half of fiscal year 2013.

10)	What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) continue integrating GreenLine into Apio’s operations, (2) grow Apio’s business while maintaining or improving Apio’s margins, (3) grow Lifecore’s business by launching new products and obtaining new customers, and (4) invest in R&D efforts for developing new technology-based applications.

11)	How do the results by line of business for the three and six months ended November 25, 2012 compare with the same periods last year?

The results are as follows (unaudited and in thousands):
	Three months ended 11/25/12	Three months ended 11/27/11	Six months ended 11/25/12	Six months ended 11/27/11
Revenues:
Apio Value Added(a)	$78,592	$46,693	$147,223	$90,056
Apio Export	28,115	24,229	53,473	45,584
Total Apio	106,707	70,922	200,696	135,640
Lifecore	7,740	9,235	15,713	16,356
Corporate (b)	207	1,413	319	2,875
Total Revenues	114,654	81,570	216,728	154,871

Gross Profit:
Apio Value Added	13,102	4,531	23,045	10,590
Apio Export	2,034	1,802	3,376	2,816
Total Apio	15,136	6,333	26,421	13,406
Lifecore	3,116	5,264	5,482	7,979
Corporate	207	1,413	319	2,875
Total Gross Profit	18,459	13,010	32,222	24,260

R&D:
Apio	274	243	602	513
Lifecore	1,218	1,157	2,367	2,243
Corporate	621	937	1,348	1,914
Total R&D	2,113	2,337	4,317	4,670

S,G&A and other:
Apio	2,336	3,686	7,821	7,036
Lifecore	1,123	1,119	2,395	2,113
Corporate	1,794	1,659	3,593	3,359
Total S,G&A	5,253	6,464	13,809	12,508

Other (c):
Apio	780	1,326	4,784	1,527
Lifecore	(40)	(150)	(117)	(323)
Corporate	(2,920)	(2,045)	(5,484)	(3,134)
Total Other	(2,180)	(869)	(817)	(1,930)

Net Income (Loss):
Apio	13,306	3,730	22,782	7,384
Lifecore	735	2,838	603	3,300
Corporate	(5,128)	(3,228)	(10,106)	(5,532)
Net Income	$8,913	$3,340	$13,279	$5,152

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio license and R&D fee revenues and gross profit.
c)	Included in Other is net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.